As filed with the Securities and Exchange Commission on September 2, 2014

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMMUNE PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	Cambridge Innovation Center 1 Broadway 14th Floor Cambridge, MA 02142	52-1841431
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

THE AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

Immune Pharmaceuticals Inc. 2013 STOCK OWNERSHIP AND OPTION PLAN

(Full Title of the Plan)

Daniel G. Teper

Chief Executive Officer

Cambridge Innovation Center 1 Broadway 14th Floor

Cambridge, MA 02142

(Name and Address of Agent for Service)

(914) 606-3500

(Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Jeffrey P. Schultz, Esq. Merav Gershtenman, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. Chrysler Center, 666 Third Avenue New York, NY 10017 Tel: (212) 935-3000	Mark S. Cohen, Esq. Benjamin J. Waltuch, Esq. Pearl Cohen Zedek Latzer Baratz Azrieli Center, Round Tower, 18th Floor Tel-Aviv, 6702101 Israel Tel: (972) (3) 607-3777

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.0001 par value per share, reserved for future grants under the Amended and Restated 2005 Equity Incentive Plan	6,000,000	$3.765	$22,590,000.00	$2,909.59

Common Stock, $0.0001 par value per share, issuable upon exercise of outstanding stock options under the Immune Pharmaceuticals Inc. 2013 Stock Ownership and Option Plan	2,495,951	$3.765	$9,397,255.52	$1,210.37

(1)	This registration statement on Form S-8 (the “Registration Statement”) covers (i) 6,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Immune Pharmaceutical Inc. (the “Registrant”), available for issuance under the Registrant’s Amended and Restated 2005 Equity Incentive Plan (the “2005 Plan”), and (ii) 2,495,951 of shares of Common Stock of the Registrant issuable upon exercise of stock options granted to employees, directors and consultants of Immune Pharmaceuticals Ltd., which were assumed by the Registrant in connection with the consummation of the merger on August 25, 2013, and are currently subject to Immune Pharmaceuticals Inc. 2013 Stock Ownership and Option Plan (the “2013 Plan”). In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional shares of Common Stock, which may be issued upon recapitalizations, stock dividends, stock splits or similar transactions. No additional registration fee is included for these shares.

(2)	Estimated in accordance with Rule 457(c) and 457(h)(1) promulgated under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. In the case of shares of Common Stock to be issued in connection with equity awards that have not yet been granted, the price per share and aggregate offering price are based on the average of the high and low sale prices per share of the Registrant’s Common Stock as reported on The NASDAQ Capital Market on August 29, 2014, within five business days prior to the filing of this Registration Statement. In the case of shares of Common Stock which may be issued upon exercise of outstanding stock options, the fee is calculated on the basis of the weighted-average exercise price of such outstanding stock options.

In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, as amended, the Registration Statement will become effective upon filing with the Securities and Exchange Commission.

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EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “SEC”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the 2005 Plan and the 2013 Plan.

This Registration Statement registers (i) additional securities of the same class as other securities for which registration statements on Form S-8 relating to the 2005 Plan are effective. An amendment to increase the maximum number of shares of Common Stock reserved for issuance under the 2005 Plan from 7,000,000 to 13,000,000 was approved at the 2009 Annual Meeting of Stockholders on July 2, 2009. In accordance with General Instruction E to Form S-8, the Registrant incorporates by reference the contents of the Registrant’s registration statements on Form S-8, File Nos. 333-130860 and 333-151150, filed with the Commission on January 4, 2006 and May 23, 2008, respectively, and (ii) a total of additional 2,495,951 shares of Common Stock issuable upon exercise of stock options granted to employees, directors and consultants of Immune Pharmaceuticals Ltd., which were assumed by the Registrant in connection with the consummation of the merger on August 25, 2013, and are currently subject to Immune Pharmaceuticals Inc. 2013 Stock Ownership and Option Plan. Immune Pharmaceuticals Inc. 2013 Stock Ownership and Option Plan has substantially the same terms and conditions as the Immune Pharmaceuticals Ltd. 2011 Stock Ownership and Option Plan (which existed prior to the merger).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC are hereby incorporated by reference into this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on April 9, 2014, as amended by Form 10-K/A filed on April 24, 2014;

•	The Registrant’s Quarterly Reports on Form 10-Q, filed on May 20, 2014 and August 14, 2014;

•	The Registrant’s Current Reports on Form 8-K filed on March 11, 2014, March 13, 2014, March 20, 2014, April 8, 2014, April 11, 2014 , June 6, 2014, June 23, 2014, July 10, 2014 and August 14, 2014; and

•	the description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, filed on August 20, 2014 pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the shares of our common stock contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-195251) filed on April 14, 2014 and declared effective by the SEC on April 25, 2014, and any amendment or report filed with the SEC for purposes of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

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Item 6.	Indemnification of Directors and Officers.

Our Third Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our Third Amended and Restated Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our Third Amended and Restated Certificate of Incorporation provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been information that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We maintain insurance policies that indemnify our directors and officers that might be incurred by any director or officer in his capacity as such.

Any underwriting agreements that we may enter into will likely provide for the indemnification of us, our controlling persons, our directors and certain of our officers by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The foregoing discussion of our certificate of incorporation, bylaws, indemnification agreements, and Delaware Law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws, indemnification agreements, or law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on September 2, 2014.

IMMUNE PHARMACEUTICALS INC.

By:	/s/ Dr. Daniel G. Teper
Dr. Daniel G. Teper
Chairman and Chief Executive Officer (Principal Executive Officer and Principal Financial Officer and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel G. Teper and Sarit Steinberg, and each of them singly, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him/her and in his/her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Immune Pharmaceuticals Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the listed capacities and on the dates indicated:

Signature	Title	Date

/s/ Dr. Daniel G. Teper	Chairman and Chief Executive Officer	September 2, 2014
Dr. Daniel G. Teper	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Ana Stancic	Director	September 2, 2014
Ana Stancic

/s/ Daniel Kazado	Director	September 2, 2014
Daniel Kazado

/s/ David Sidransky	Director	September 2, 2014
David Sidransky

/s/ Cameron Durrant	Director	September 2, 2014
Cameron Durrant

/s/ Rene Lerer	Director	September 2, 2014
Rene Lerer

/s/ Gad Berdugo	Director	September 2, 2014
Gad Berdugo

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed May 21, 2008).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed February 18, 2010).

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

23.2*	Consent of EisnerAmper LLP.

24.1*	Power of Attorney to file future amendments (set forth on the signature page of this Registration).

99.1	Amended and Restated 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed May 30, 2007).

99.2*	Immune Pharmaceuticals Inc. 2013 Stock Ownership and Option Plan.

99.3*	Form of incentive stock option granted under Amended and Restated 2005 Equity Incentive Plan.

99.4*	Form of 102 capital gains stock option award agreement, granted in Israel, under Amended and Restated 2005 Equity Incentive Plan.

* Filed herewith.

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